Exhibit 3.6

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ACQUISITION NO. 5 LLC

This Amended and Restated Operating Agreement (this “Agreement”) of Acquisition No. 5 LLC, a Delaware limited liability company (the “Company”), is made, entered into and effective as of February 25, 2008, between Acquisition Co. No. 1, a Delaware corporation (the “Sole Member”), and the Company pursuant to the Delaware Limited Liability Company Act (the “Act”).

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company pursuant to the filing of the Certificate of Formation of Acquisition No. 5 LLC with the Secretary of State of the State of Delaware on October 29, 1999 (the “Certificate”), in accordance with the provisions of the Act,

WHEREAS, 3038242 Nova Scotia Company, a Nova Scotia unlimited liability company (“NSULC”), and the Company entered into an Operating Agreement dated as of December 22, 1999 (as in effect on the date hereof, the “Prior LLC Agreement”); and

WHEREAS, in accordance with the Act, the Sole Member desires to amend and restate the Prior LLC Agreement in its entirety and to provide for, among other things, the management of the operations and affairs of the Company and certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound hereby, state the following:

ARTICLE I.

DEFINITIONS

The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters.

“Act” shall mean the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq., as the same may be amended from time to time.

“Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Operating Agreement, dated as of February 25, 2008, as originally executed and as amended, supplemented or otherwise modified from time to time.

“Board” shall have the meaning provided in Section 6.1 of this Agreement.

“Capital Contribution” shall mean the total amount of money and the net fair market value of property (as determined by the Sole Member) contributed by the Sole Member to the Company pursuant to this Agreement.

“Certificate” shall mean the Certificate of Formation of the Company filed on October 29, 1999 and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the Secretary of State of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future United States federal tax law.

“Company” shall mean Acquisition No. 5 LLC, a Delaware limited liability company.

“Managers” shall mean the members of the Board.

“Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Sole Member’s Membership Interest in the Company.

“Liquidating Trustee” shall mean an officer the Company or such other Person appointed by the Sole Member.

“Member” shall mean the Sole Member and any other Person that both acquires a Membership Interest in the Company and is admitted to the Company as a Member pursuant to this Agreement.

“Membership Interest” shall mean a Member’s entire interest (economic and otherwise) in the Company.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“Prior LLC Agreement” shall mean the Operating Agreement dated as of December 22, 1999, by and between NSULC and the Company.

“Sole Member” shall mean Acquisition Co. No. 1.

ARTICLE II.

ORGANIZATIONAL MATTERS

2.1. Amendment and Restatement. This Agreement amends and restates the Prior LLC Agreement in its entirety.

2.2. Name. The name of the Company is Acquisition No. 5 LLC.

2.3. Principal Place of Business. The principal place of business of the Company is 22 Inverness Center Parkway, Third Floor, Birmingham, Alabama 35242. The Company may locate its places of business and registered office at any other place or places within the United States as the Board may from time to time deem advisable.

2.4. Registered Office and Registered Agent. The Company’s registered office shall be at the office of its statutory agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act and the applicable rules promulgated thereunder.

2.5. Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware, and shall continue indefinitely, unless earlier dissolved in accordance with the provisions of this Agreement or the Act.

2.6. Tax Status. Until such time that additional Members are admitted to the Company, the Sole Member intends that the Company shall be treated as a disregarded entity for U.S. and state income tax purposes, rather than an association taxable as a corporation, pursuant to Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

2.7. Certificate. The Sole Member is designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III.

BUSINESS OF COMPANY

3.1. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

3.2. Specific Powers. Without limiting the generality of Section 3.1, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, including without limitation leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member without regard to whether such contracts may be deemed necessary, convenient to, or incidental to the accomplishment of the purposes of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or other persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f) to borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(h) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(i) to appoint employees, officers, agents and representatives of the Company, and define their duties and fix their compensation;

(j) to indemnify any Person in accordance with the Act and this Agreement;

(k) to cease its activities and cancel its Certificate;

(l) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

ARTICLE IV.

CONTRIBUTIONS

4.1. Members. The name and business address of the sole Member of the Company are Acquisition Co. No. 1, 22 Inverness Center Parkway, Third Floor, Birmingham, Alabama 35242.

4.2. Capital Contributions. The Sole Member may, but shall not be required to, make Capital Contributions to the Company as and when requested by the Board.

4.3. Return of Capital Contributions. The Sole Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Sole Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to the Sole Member with respect to its Capital Contributions.

4.4. Withdrawal of the Member. The Sole Member shall be entitled to voluntarily withdraw from the Company. Upon such withdrawal, if no other Member of the Company exists, the Company shall dissolve in accordance with the provisions of Article VIII.

ARTICLE V.

DISTRIBUTIONS

5.1. Distributions. Subject to the provisions of any loan or similar agreements to which the Company may be a party from time to time, the amount and timing of all Distributions shall be determined by the Board, in its sole discretion. Distributions may be made in cash, securities or other property.

5.2. Withholding. The Sole Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Sole Member’s status as a Member hereunder.

5.3. Dissolution. Notwithstanding Section 5.1 hereof, upon dissolution of the Company provided in Section 8.1 hereof, all distributions occurring thereafter shall be made in accordance with Section 8.3.

5.4. Limitation Upon Distributions. No distributions shall be made to the Sole Member if prohibited by the Act.

ARTICLE VI.

MANAGEMENT

6.1. Management by Board of Managers. The Company shall be managed by a Board of Managers (the “Board”), and the Persons constituting the Board shall be the “managers” of the Company for all purposes under the Act. Except with respect to certain consent or approval requirements provided in this Agreement, no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Under the direction of the Board, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Board shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

6.2. Board of Managers.

(a) Composition. The number of Managers which shall constitute the whole Board shall be such number as fixed from time to time by the Sole Member or the Board. The Board as of the date hereof shall be the Persons set forth in Exhibit 6.1. Thereafter, the Persons constituting the Board shall be designated by the Member in accordance with this Article VI; provided, however, that at all times, a majority of Managers must be U.S. residents, unless otherwise decided by the Board. Decisions of the Board shall be embodied in a vote or resolution adopted in accordance with the procedures set forth herein. Such decisions shall be decisions of the “manager” for all purposes of the Act and shall be carried out by any member of the Board or by officers or agents of the Company designated by the Board in the vote or resolution in question or in one or more standing votes or resolutions or with the power and authority to do so under Section 6.3.

(b) Appointment and Term of Office. All of the Managers shall be appointed by the Sole Member. Each Manager so appointed shall hold office until his successor shall be appointed by the Sole Member, or until his or her death, resignation or removal in the manner hereinafter provided.

(c) Resignation. Subject to Section 6.2(a), any Manager may resign at any time by giving written notice to the Sole Member. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d) Removal. Subject to Section 6.2(a), the Sole Member, at its discretion, may remove any Manager or Managers, either with or without cause, and another person or persons may be appointed by the Sole Member to serve for the remainder of his or their term.

(e) Vacancies. Any vacancy occurring on the Board may be filled in accordance with subsection (b) of this Section.

(f) Quorum; Required Vote for Board Action. At all meetings of the Board, the presence of a majority of the number of Managers fixed by or in accordance with this Agreement shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the Managers at any meeting at which a quorum is present shall be the act of the Board unless the act of a greater number is required by law or this Agreement. If a quorum shall not be present at any meeting of the Board, the Managers present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present.

(g) Meetings of the Board. Regular meetings of the Board shall be held at such places within the United States as shall be designated from time to time by resolution of the Board; provided, however, that the Board shall meet no less than once each fiscal quarter at the Company’s principal place of business. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Special meetings of the Board may be called by any

Manager, any officer or the Sole Member. Unless determined by the Board pursuant to resolution, notice of any meeting (whether the first meeting, a regular meeting or a special meeting) shall not be required.

(h) Proxies. A Manager may vote at a meeting of the Board by a written proxy executed by that Manager and delivered to another Manager. A proxy shall be revocable unless it is stated to be irrevocable.

(i) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the members of the Board consent thereto in writing, and such writing(s) are filed with the records of the meetings of the Board. Such consent shall be treated for all purposes as the act of the Board.

(j) Compensation. Managers, in their capacity as such, shall receive such compensation, if any, for their services as the Board shall determine. In addition, the Managers shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the course of their services as such.

6.3. Officers.

(a) Agents. The Board by vote or resolution shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder, including the power to execute documents on behalf of the Company, as the Board may in its sole discretion determine; provided, however, that, at all times, a majority of the officers or agents appointed by the Board shall be U.S. residents, unless otherwise decided by the Board; provided, further, that no such delegation by the Board shall cause the Persons constituting the Board to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer or Assistant Treasurer, Controller, Secretary or Assistant Secretary. An officer may be removed at any time with or without cause. The officers of the Company as of the date hereof are set forth on Exhibit 6.3. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation may be signed by the Chief Executive Officer, if any, the President, a Vice President or the Treasurer, Controller, Secretary or Assistant Secretary at the time in office. The Board, in its sole discretion, may by vote or resolution of the Board ratify any act previously taken by an officer or agent acting on behalf of the Company.

(b) Compensation. The salary or other compensation, if any, of each officer shall be fixed from time to time by the Board.

(c) Removal. Any officer elected or appointed by the Board may be removed, either with or without cause, by the vote of a majority of the Board at any regular meeting, or at a special meeting called for such purpose, provided the notice for such meeting shall specify that such proposed removal will be considered at the meeting.

6.4. Indemnity of the Managers, Officers, Employees and Other Agents. To the fullest extent permitted under the Act, the Company shall indemnify the Managers and officers and make advances for expenses to the Managers and officers with respect to such matters to the maximum extent permitted under applicable law. The Company shall indemnify its employees and other agents to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Board.

ARTICLE VII.

RIGHTS AND OBLIGATIONS OF THE SOLE MEMBER

7.1. Limitation on Liability. The Members’ liability shall be limited as set forth in this Agreement, the Act and other applicable law.

7.2. No Liability for Company Obligations. The Members’ shall have no personal liability for any debts or losses of the Company beyond its capital contribution, except as provided by law, relating to liability for wrongful distributions.

7.3. Transfer of Membership Interests. The Sole Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Membership Interest. The transferee shall have the right to be substituted for the Sole Member under this Agreement for the transferor if so determined by the Sole Member. No Member may withdraw or resign as Member except as a result of a transfer pursuant to this Section 7.3 in which the transferee is substituted for such Member. None of the events described in Section 18-304 of the Act shall cause the Sole Member to cease to be a Member of the Company.

ARTICLE VIII.

DISSOLUTION AND TERMINATION

8.1. Dissolution. The Company shall be dissolved:

(a) pursuant to any requirement of the Act; or

(b) upon the written statement of the Sole Member to do so.

8.2. Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Act.

8.3. Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Sole Member pursuant to the provisions of this Section. An officer of the Company shall act as the Liquidating Trustee, or, if no officer is able to act as Liquidating Trustee, the Sole Member shall appoint the Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein.

(b) Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Sole Member all or any portion of the Company’s assets in kind.

(c) All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i) First, to the creditors of the Company, including the Sole Member if a creditor to the extent permitted by law, in satisfaction of the liabilities of the Company (whether by payment thereof or by making of reasonable provision for payment thereof) other than liabilities for distributions to the Member;

(ii) Second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii) Then, any remaining amounts to the Sole Member.

8.4. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Sole Member, a Certificate of Cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with Section l8-203 of the Act.

ARTICLE IX.

BOOKS AND RECORDS; BANK ACCOUNTS; CONTRACT EXECUTION

9.1. Books and Records. The books and records of the Company shall, at the cost and expense of the Company, be kept or cause to be kept by the officers at the principal place of business of the Company. Such books and records will be kept on the basis of a calendar year, and will reflect all Company transactions and be appropriate and adequate for conducting the Company’s business. At the cost and expense of the Company, the officers shall furnish annually to the Sole Member a balance sheet, an income statement, and a statement of source and application of funds of the Company for the immediately preceding Fiscal Year. In addition, the officers will prepare and furnish to each Member all information necessary for Members to prepare required tax returns within a reasonable amount of time after the end of the Fiscal Year. The Sole Member, at its own expense, will have the right upon reasonable notice to inspect the books and records of the Company during business hours at the principal place of business of the Company.

9.2. Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the officers. The funds of the Company will not be commingled with the funds of any other Person. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized representatives of the Company.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1. General. This Agreement: (a) shall be binding upon the legal successors of the Sole Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

10.2. Amendments. Any amendment to this Agreement shall be made in writing signed by the Sole Member.

10.3. Severability. If any provision of this Agreement or the application thereof to any circumstance shall be determined by a court to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.4. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.5. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

10.6. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

10.7. No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Sole Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Acquisition Co. No. 1 and the Company have executed this Agreement as of the date first written above.

ACQUISITION CO. NO. 1,
a Delaware corporation

By:	/s/ David Mims
Name:	David Mims
Title:	President

ACQUISITION NO. 5 LLC, a Delaware limited liability company

By:	/s/ David Mims
Name:	David Mims
Title:	President

Acquisition No. 5 LLC

Amended & Restated Operating Agreement